Exhibit 10.4

September 12, 2016

Melanie Nallicheri

Re:Employment with Foundation Medicine, Inc.

Dear Melanie:

On behalf of Foundation Medicine, Inc. (“Foundation Medicine” or “the Company”), I am very pleased to offer you the position of Chief Business Officer and Head, Biopharma.

The terms of your position with the Company are as set forth below in this letter agreement (“Agreement”):

1.

Position.  Your position at the Company will be Chief Business Officer and Head, Biopharma, reporting to Steven J. Kafka, Ph.D., President and Chief Operating Officer. You will be a member of the Company’s Senior Management Team. In addition to performing duties and responsibilities associated with the position above, from time-to-time the Company may assign you other duties and responsibilities consistent with such position.

2.	Start Date. You will begin your employment with the Company no later than September 29, 2016.
3.	Compensation and Related Matters.

a.Base Salary. You will be paid on a salary basis at a rate of $13,846.15 per bi-weekly pay period, representing payment for all hours worked by you for Foundation Medicine, equivalent to an annualized base salary of approximately $360,000. The base salary will be paid in accordance with Foundation Medicine’s standard payroll practices and subject to customary deductions and withholdings as required by law. You will be eligible to participate in annual merit salary reviews in accordance with the Company’s compensation practices. To be eligible for a merit increase, you must be employed by September 30 of the previous year. This position is exempt, so you will not be eligible for overtime pay.

b.Performance Incentive.  You will be eligible to participate in the Company’s annual performance incentive program, subject to its terms and conditions and at the discretion of the Company’s Board of Directors, with the potential to earn an incentive equivalent to a target of up to 40% of your then annual base salary. The performance incentive is based upon achievement of Company performance, department performance, and individual performance. The Company may also make adjustments in the targeted amount of your annual performance incentive in its discretion. If you begin employment with the Company between January 1 and September 30th, you will be eligible to earn a pro-rated performance incentive based on the length of time that you have been employed with the Company during this calendar year. If you begin employment between October 1 and December 31st, you will not be eligible to participate in the incentive program until the following calendar year. You must be employed by the Company at the time a performance incentive is paid to earn any part of an incentive.

c.Expenses. The Company will reimburse your reasonable out-of-pocket travel expenses and other expenses related to your work in accordance with the Company’s expense reimbursement policy.

d.Long-Term Incentives:  As an incentive for you to join Foundation Medicine and to share in the long-term growth of Foundation Medicine, you will be eligible to participate in a long-term incentive award program with two separate but complementary awards: a cash incentive award, and an equity incentive award. Both of these awards will vest over a four-year period.

Cash award:  Subject to approval by the Board of Directors (or committee thereof) or the Chief Executive of the Company, as may be required by the Company’s applicable governance rules, you will be granted a cash award of $150,000 (“Cash Award”) effective on the first day of the calendar quarter following your date of hire (“Grant Date”). Based on your date of hire, the Grant Date of the Cash Award will be one of January 1, April 1, July 1 or October 1. The Cash Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the Grant Date, and an additional 12.5% will vest every six months thereafter until 100% of the Cash Award has vested. As a condition to receiving each Cash Award payment, you must be an employee of Foundation Medicine as of the relevant vesting date and without any prior interruption of service. The Cash Award will be subject to the provisions of Foundation Medicine’s then-current long term incentive cash award plan, as may be amended from time to time. Each Cash Award will be subject to customary deductions and tax withholdings as required by law.

Equity award:  Subject to approval by the Board of Directors (or a committee thereof) or the Chief Executive Officer of the Company, as may be required by the Company’s applicable governance rules, you will be granted an equity award of Restricted Stock Units (RSUs) with an aggregate value of $1,500,000 (“Equity

Award”). The number of RSUs to be granted will be calculated based on the 30-day average closing price of Foundation Medicine common stock ending on a date that is within five business days prior to the grant date. The effective date for the grant will be the first day of the calendar quarter following your date of hire (“Equity Grant Date”).  Accordingly, based on your date of hire, the Equity Grant Date of the Equity

Award will be one of January 1, April 1, July 1 or October 1. The Equity Award will vest over a four-year period as follows: 25% will vest on the first anniversary of the Equity Grant Date, and an additional 6.25% will vest on the first day of each subsequent quarter thereafter until 100% of the RSUs have vested. As a condition to receiving each Equity Award, you must be an employee of Foundation Medicine as of the relevant vesting date and without any prior interruption of service. The Equity Award will be governed by a restricted stock unit award agreement in the standard form approved by Foundation Medicine’s Board of Directors and shareholders, and will be subject to the provisions of Foundation Medicine’s then-current stock incentive plan (together with any other incentive equity plan(s), as may be amended from time to time, any associated award agreements, the “Equity Documents”).

e.Living Expense Assistance and Relocation.  The Company requires that as a condition of employment, you relocate to Massachusetts.  The Company acknowledges and agrees that you will commute from your home in California to the Company’s offices in Cambridge on a weekly basis, in accordance to a schedule agreed to by the COO (the “Transition Period”), and you will average 80% of your time in Massachusetts for not more than 12 months, the specifics of which will fluctuate based on business needs but generally are anticipated to include at least Tuesday through Thursday weekly.The Company acknowledges and agrees that time you spend traveling to and from Cambridge each week during the Transition Period (generally anticipated to be on Mondays and Thursdays) will be included within the 80% average.  Changes and exceptions to this 80% requirement may be made by mutual agreement with the President & COO; however, if the requirement is not being met on a routine basis (based on the reasonable judgment of the President & COO) you will be given notice of such and provided a period of 30 days to remedy.

During the Transition Period, the Company will provide you with living expense allowance, payable only in the form of reimbursement and not as an addition to your salary, on a monthly basis at the equivalent of $35,000 annually (the “Living Expense Allowance”).  This Living Expense Allowance will reimburse you for living expenses, customary costs and food expenses (to the extent such food expenses are not otherwise reimbursable as a business expense under the Company’s business expense policy), in each instance as incurred in the Cambridge area (“Living Expenses”).  Subject to your right to aggregate the Living Expense Allowance with the Relocation Allowance as described below, the costs of any Living Expenses under or over the Living Expense Allowance shall not affect the amount of Living Expense Allowance eligible for reimbursement, and you shall not be entitled to any supplemental payment if the actual Living Expenses is less than the Living Expense Allowance.  The Company will also reimburse or directly pay for your reasonable travel expenses incurred in commuting between California and Cambridge, Massachusetts (“Commuting Expenses”).

In the event that you do not relocate to Massachusetts (or the commutable surrounding areas) within 12 months, or do not renegotiate, at management’s discretion, the terms of your agreement, the Company will no longer be required to provide you with Living Expense Assistance.

If you relocate to the Cambridge area prior to the end of the Transition Period, the Company will reimburse you for reasonable relocation expenses (“Relocation Expenses”) incurred by you up to $75,000.00, subject to prior approval by the COO and the Senior Vice President, Human Resources (“Relocation Allowance”).  Reimbursable Relocation Expenses shall include costs or expenses incurred by you in connection with having to change your family’s residence from California to Massachusetts, such as, by way of example only, moving expenses, transaction costs incurred in connection with the purchase of a new home, or other costs incurred as a result of the relocation.  If you resign from the Company without Good Reason within 18 months after the receipt of the relocation assistance, you will reimburse the Company for the entirety of the amount of the Relocation Allowance paid to you within thirty (30) days of your last day of employment, in a check made payable to the Company.

The aggregate value of the Living Expense Allowance and the Relocation Allowance is acknowledged to be $110,000, and you may reallocate expenses between these categories provided that the Company’s total payment shall not exceed this aggregate amount.

The Company will determine in its reasonable judgment what, if any, of your Living Expenses, Commuting Expenses and Relocation Expenses paid for or reimbursed by the Company are taxable to you in accordance with applicable law and will comply with associated withholding and tax reporting obligations.  To the extent certain of these Living Expenses, Commuting Expenses and Relocation Expenses are deemed taxable by the IRS in a given year, the Company will provide you with a tax gross-up payment such that after payment of taxes (federal, state and employment) on such amount, there remains a balance sufficient to pay the taxes (federal, state and employment) on the amount of your taxable reimbursable Commuting Expenses and Living Expenses.  The Company will make such tax gross-up payment promptly but in no event later than the end of the calendar year in which you remit the related taxes.

f.Other Benefits.  As a regular, full-time employee, you will be eligible to participate in the employee benefit program that Foundation Medicine offers to its employees in comparable positions, which currently include Health, Dental, Life and Disability Insurance, matching 401(k) Plan, and Sick Time, subject to plan terms and generally applicable Foundation Medicine policies.  You will be also be entitled to accrue up to fifteen (15) days of vacation each calendar year and to such other holidays as Foundation Medicine recognizes for employees having comparable responsibilities and duties.  For any calendar year in which you are employed with the Company for only a portion of such year, the vacation time will be pro-rated.  Descriptions of the Company’s benefits will be available upon request.  The Company retains the right to amend, modify, or cancel any benefits program.  Where a particular benefit is subject to a formal plan (for example, medical insurance or 401(k)), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document.

4.

At-Will Employment.  Your employment at all times shall remain “at will,” meaning that either you or the Company may terminate the employment relationship at any time, for any lawful reason, with or without cause.

5.

Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement.  As part of your employment with Foundation Medicine, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning Foundation Medicine and its present and future business plans and operations.  As a result, in order to protect Foundation Medicine’s substantial investment of time and money in the creation and maintaining of its confidential information and good-will with its customers, clients, and collaborators, your offer of employment is contingent upon your signing the Company’s Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenant Agreement”), a copy of which is attached to this Offer as Exhibit A and your continued willingness to abide by its terms.

By the same token, Foundation Medicine expects you to abide by and honor the terms of any agreements you may have with your present or prior employers.  By signing below, you represent that you are not subject to any agreements which might restrict your conduct at the Company, and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your activities at Foundation Medicine, you are required to immediately inform the Company’s Senior Vice President, Human Resources of the existence of such agreements.  In the event of an irresolvable conflict, your employment by Foundation Medicine could be subject to termination and such termination would be deemed a for “Cause” termination for purposes of this Agreement and the Equity Documents.

Also, just as Foundation Medicine regards the protection of our confidential information as a matter of great importance, we also respect that you may have an obligation to your present and/or prior employers to safeguard the confidential information of those companies.  Foundation Medicine respects these obligations, and expects you to honor them as well.  To that end, we expect that you have not taken any documents or other confidential information from your employer.  Further, we want to make it perfectly clear you should not bring with you to Foundation Medicine, or use in the performance of your duties for our Company, any proprietary business or technical information, materials or documents of a former employer, or otherwise disclose or use any former employer’s confidential information.

6.

Work Authorization.  This offer of employment is contingent on you being legally authorized to work in the United States, and you will need to complete an 1-9 Employment Verification Form no later than your first day of work.

7.	Termination of Employment.

a.Severance Payments.  Without otherwise limiting the “at will” nature of your employment if: (i) your employment is terminated by the Company without Cause at any time, or (ii) within twelve (12) months following a Change in Control you terminate your employment with the Company for Good Reason in accordance with the Good Reason Process, and, in either event, you enter into, do not revoke, and comply with a Release, the Company shall pay or provide you with: (a) Salary Continuation for twelve (12) months following your termination date (the “Salary Continuation Period”); (b) Health Care Continuation during the Salary Continuation Period; and (c) a Performance Incentive equal to your current year target annual performance incentive amount, prorated based on the length of time that you have been employed with the Company during the calendar year in which your employment is terminated (collectively, the “Severance Payments”); provided and notwithstanding the foregoing, if your employment is terminated in connection with a Change in Control and you immediately become reemployed by any direct or indirect successor to the business or assets of the Company, the termination of your employment upon the Change in Control shall not be considered a Termination without Cause for purposes of this Agreement.

b.Equity Acceleration.  In the event that you become entitled to Severance Payments within eighteen (18) months following a Change in Control, and you enter into, do not revoke, and comply with a Release, then all outstanding unvested equity-based compensation awards that have been granted acceleration rights and were granted to you under the Equity Documents prior to the Change of Control shall become exercisable and vested in full, and all restrictions thereon shall lapse, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such awards or in the underlying equity plan, and the Company and you hereby agree that any agreements covering such awards are hereby, and will be deemed to be, amended to give effect to this provision.

c.Non-Eligibility for Severance Payments or Equity Award Acceleration.  For the avoidance of doubt, you and the Company acknowledge that if your employment is terminated: (i) by the Company for Cause, (ii) by you without Good Reason, (iii) by you with Good Reason following a Change in Control but without complying with the Good Reason Process, or (iv) as a result of your death or disability, then, as a result of such termination, (w) you shall not be entitled to Severance Payments, (x) you shall be entitled to receive only base salary earned plus accrued but unused vacation pay through the date of termination, (y) the unvested portion of your Equity Awards will not accelerate and (z) your Equity Awards shall expire or be forfeited in accordance with the terms of the Equity Documents.

8.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Company” means Foundation Medicine, Inc., and its successors and assigns.

“Cause” means one or more of the following events: (i) your conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving (A) fraud or embezzlement, or (B) any felony; (ii) your willful failure to perform (other than by reason of disability), or gross negligence in the performance of, your duties and responsibilities as set forth in your job description; (iii) a material breach by you of any provision of this Agreement, the Restrictive Covenant Agreement, or any of the other agreements you have with the Company; or (iv) material fraudulent conduct by you with respect to the Company.  Notwithstanding the foregoing, “cause” shall not be deemed a basis for the termination of your employment pursuant to clauses (ii) or (iii) of this paragraph unless (a) the Company determines that your past or anticipated activities have or will not cause imminent and material damage to the Company, (b) the Company provides you with written notice specifying in reasonable detail the alleged grounds for terminating your employment for “cause,” (c) you are given not less than thirty days after the receipt of such notice to cure the identified issues, to the extent such cure is reasonably practicable, and (d) the Company determines, in its reasonable determination, that the identified issues have not been remedied.

“Change in Control” shall mean:

a.any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

b.the date when a majority of the members of the Board of Directors of the Company is replaced by individuals who, prior to their election, or nomination for election by the Company’s shareholders, were not approved by a majority of the members of the Board of Directors in existence on the date immediately prior to such election, appointment or nomination (excluding any individuals nominated by any member of the Investor Group (as defined in that certain Investor Rights Agreement, dated as of January 11, 2015 (as amended from time to time), by and among the Company, Roche Holdings, Inc. and certain other stockholders of the Company named therein (the “Investor Rights Agreement”) following the occurrence of a Material Breach (as defined in the Investor Rights Agreement); or

c.the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

d.the consummation by any member of the Investor Group of any tender or exchange offer, merger, consolidation, business combination or other similar transaction involving the Company that results in the Investor Group collectively owning all of the outstanding Voting Securities of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by any person to 50 percent or more of the combined voting power of all of the then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 50 percent or more of the combined voting power of all of the then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a); or (ii) as a result of Roche’s acquisition of Voting Securities as provided under Section 4.03(a) and/or 4.04(b) of the Investor Rights Agreement.

“Equity Award” means all incentive stock options, non-statutory stock options, shares of restricted stock, restricted stock units or other incentive equity awards in respect of shares of the Company’s equity securities that have been or will be granted to you by the Company.

“Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events in connection with a Change of Control:

(i)a material diminution in your responsibilities, your reporting relationship to your supervisor, or your authority or duties;

(ii)a material diminution in your Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)your work location is located more than fifty (50) miles from the Company’s office location at which you were principally working as of the effective date of the Change in Control; or

(iv)the material breach of this Agreement by the Company.

“Good Reason Process” means that (i) you reasonably determine that a Good Reason condition has occurred, (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition, (iii) you cooperate in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason condition, (iv) notwithstanding such efforts a material element of at least one Good Reason condition continues to exist, and (v) you terminate your employment within sixty (60) days after the end of the Cure Period.  If the Company fully cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.  The Company’s success at curing a Good Reason condition shall not bar or preclude your right to notify the Company of the occurrence of another Good Reason condition and to proceed with the Good Reason Process.

“Health Care Continuation” means that if you are participating in the Company’s group health plan immediately prior to the date of your termination, then subject to your timely election and eligibility for benefits under the law known as COBRA, and any law that is the successor to COBRA, the Company shall continue to pay the employer portion of your health benefits until the earlier of the end of the Salary Continuation Period and the date you become re-employed or otherwise ineligible for COBRA.

“Release” shall mean a separation agreement in a form prescribed by the Company that includes, without limitation, (i) a general release of claims and non-disparagement covenant, both in favor of the Company and related persons and entities, (ii)

reaffirmation of your obligations under the Employee Agreement, the terms of which will be incorporated by reference into the Release, and (iii) a provision stating that, if you breach any of the material provisions of Release, in addition to all other rights and remedies, the Company shall have the right to receive reimbursement for, or to terminate or cease payment of, Severance Payments paid or payable to you.

“Salary Continuation” means that the Company shall continue to pay you your base salary at the rate in effect on the date of termination during the Salary Continuation Period.  The first payment of Salary Continuation shall be paid within sixty (60) days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the first payment of Salary Continuation shall be paid in the second calendar year.  In the event you miss one or more regular payroll periods between the date of termination and the first Salary Continuation payment, the first Salary Continuation payment shall include a “catch up” payment of accrued but unpaid Salary Continuation payments.

9.

Section 409A Compliance.  To the extent that any Severance Payments or other benefits to you constitute “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986 (as amended or replaced) (the “Code”), then such Severance Payments or benefits shall begin only upon or after the date of your “separation from service” (within the meaning of Section 409A of the Code), which may occur on or after the date of the termination of your employment.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.  Anything to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one day after your separation from service, or (ii) the your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h).  Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The parties intend that this Agreement will be administered in accordance with Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1,409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The

Company shall have no liability to you or to any other person if any provisions of this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

10.	Section 280G Limitation.

(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of you, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i)If the Severance Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(ii)If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount.  In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b)For the purposes of this Section 9, “Threshold Amount” shall mean three times the your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c)The determination as to which of the alternative provisions of Section 9(a) shall apply to you shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or you.  For purposes of determining which of the alternative provisions of Section 9(a) shall apply, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the your residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and you.

11.

Litigation and Regulatory Cooperation.  During and after your employment, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after your employment, you also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company.  The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section.

12.

Relief.  If you breach, or propose to breach, any portion of this Agreement, including any of the Restrictive Covenants, or, if applicable, the Release Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, and, if applicable, the Company shall have the right to suspend or terminate the payments, benefits and or accelerated vesting pursuant to Section 6.  Such suspension or termination shall not limit the Company’s other options with respect to relief for such breach and shall not relieve you of duties under this Agreement, the Restrictive Covenants or the Release Agreement.

13.	Miscellaneous.

a.This Agreement, including the Restrictive Covenant Agreement and the Equity Documents constitute the entire agreement as to your employment relationship with Foundation Medicine and will supersede any prior agreements or understandings, whether in writing or oral.

b.This Agreement shall remain in effect if you are transferred, promoted, or reassigned to work in functions other than your current functions at the Company.  Your obligations under this Agreement shall survive the termination of your employment with the Company regardless of the manner or the reasons for such termination.

c.This Agreement may not be modified or amended unless agreed to in writing by you and an expressly authorized representative of the Company.

d.No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

e.All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

f.This Agreement shall inure to the benefit of, and be binding upon, the Company and you, and our respective heirs, legal representatives, successors and assigns.  This Agreement may be assigned by the Company without your consent to any successor entity in the event of a merger, acquisition, change of control, or sale of all or substantially all of the business or assets of the Company.  “Foundation Medicine” and “Company” shall also mean any such successor entity as the context requires.

g.The resolution of any disputes as to the meaning, effect, performance or validity of this Agreement, the Restrictive Covenants Agreement or arising out of, related to, or in any way connected with your employment with the Company or any other relationship between you and the Company will be governed by the law of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law.  Any dispute arising under this Agreement shall be resolved exclusively by arbitration conducted before a single arbitrator in accordance with the Employment Arbitration Rules of JAMS in effect at the time such arbitration is conducted.  All hearings shall be held in Boston, Massachusetts.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The parties shall bear equally the costs of arbitration, including the costs of the arbitrator.

h.If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

i.This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

We look forward to you joining the Company. If you have further questions or require additional information, please feel free to contact me.

Sincerely,

FOUNDATION MEDICINE, INC.

/s/ Sarah Larson
By:	Sarah Larson
Title:	Senior Vice President, Human Resources

Please confirm your acceptance of this offer by signing this letter and emailing the signed letter to Wendy Durkin.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, INCLUDING EXHIBIT A, AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT AND ITS EXHIBITS.  FACIMILE AND PDF SIGNATURES SHALL HAVE THE SAME LEGAL EFFECT AS ORIGINALS.

Accepted and agreed by:

/s/ Melanie Nallicheri

Employee Signature

Melanie Nallicheri

Print Employee’s Name

Date: September 13, 2016

EXHIBIT A

Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement

(See attached)

Non-Competition, Non-Solicitation,
Confidentiality and Assignment Agreement

In consideration and as a condition of my employment or continued employment by Foundation Medicine, Inc. (the “Company”), I hereby agree as follows:

1.Proprietary Information.  I agree that all information, whether or not in writing, whether or not disclosed before or after I was first employed by the Company, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”), and all tangible embodiments thereof, are and will be the exclusive property of the Company.  By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, notes, email correspondence, negotiations  or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, methods, procedures, formulas, discoveries, inventions, improvements, biological or chemical materials, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.  Proprietary Information includes, without limitation, (1) information received in confidence by the Company from its customers or suppliers or other third parties, and (2) all biological or chemical materials and other tangible embodiments of the Proprietary Information.

2.Recognition of Company’s Rights.  I will not, at any time, without the Company’s prior written permission, either during or after my employment, disclose or transfer any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties as an employee of the Company.  I will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information.  I will deliver to the Company all copies and other tangible embodiments of Proprietary Information in my possession or control upon the earlier of a request by the Company or termination of my employment.

3.Rights of Others.  I understand that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use of proprietary information.  I agree to be bound by the terms of such agreements in the event I have access to such proprietary information.

4.Commitment to Company; Avoidance of Conflict of Interest.  While an employee of the Company, I will devote my full-time efforts to the Company’s business and I will not engage in any other business activity that conflicts with my duties to the Company.  I will advise the President of the Company or his or her nominee at such time as any activity of either the Company or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee of the Company.  I will take whatever action is requested of me by the Company to resolve any conflict or appearance of conflict that it finds to exist.

5.Developments.  I hereby assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns, all my right, title and interest in and to all Developments (as defined below) that:  (a) are created, developed, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction (collectively, “conceived”) during the period of my employment and six (6) months thereafter and that relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company; or (b) result from tasks assigned to me by the Company; or (c) result from the use of premises, Proprietary Information or personal property (whether tangible or intangible) owned, licensed or leased by the Company (collectively, “Company-

Related Developments”), and all patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide claiming, covering or otherwise arising from or pertaining to Company-Related Developments (collectively, “Intellectual Property Rights”).  I further agree that “Company-Related Developments” include, without limitation, all Developments that (i) were conceived by me before my employment, (ii) relate to the business of the Company or to products, methods or services being researched, developed, manufactured or sold by the Company, and (iii) were not subject to an obligation to assign to another entity when conceived.  I will make full and prompt disclosure to the Company of all Company-Related Developments, as well as all other Developments conceived by me during the period of my employment and six (6) months thereafter.  I acknowledge that all work performed by me as an employee of the Company is on a “work for hire” basis.  I hereby waive all claims to any moral rights or other special rights that I may have or accrue in any Company-Related Developments.

“Developments” mean inventions, discoveries, designs, developments, methods, modifications, improvements, processes, biological or chemical materials, algorithms, databases, computer programs, formulae, techniques, trade secrets, graphics or images, audio or visual works, and other works of authorship.

If, in the course of my employment with the Company, I incorporate a Development conceived by me before my employment that are not Company-Related Developments (“Prior Inventions”) into a Company product, process or research or development program or other work done for the Company, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, offer for sale, import and sell such Prior Invention.  Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.

6.Documents and Other Materials.  I will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments conceived by me, which records will be available to and remain the sole property of the Company at all times.  All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, program listings, blueprints, models, prototypes, materials or other written, photographic or other tangible material containing or embodying Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  In the event of the termination of my employment for any reason, I will deliver to the Company all of the foregoing, and all other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in my possession any of the foregoing or any copies.  Any property situated on the Company’s premises and owned by the Company, including laboratory space, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice.

7.Enforcement of Intellectual Property Rights.  I will cooperate fully with the Company, both during and after my employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights, as well as all other patent rights, trademarks, copyrights and other intellectual property rights in all countries and territories worldwide owned by or licensed to the Company.  I will sign, both during and after the term of this Agreement, all papers, including copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights.  If the Company is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in the same.

8.Non-Competition and Non-Solicitation. In order to protect the Company’s Proprietary Information and good will, during my employment and for a period of one (1) year following the termination of my employment for any reason (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity anywhere in the world that develops, manufactures or markets any products, or performs any services, that are otherwise competitive with or similar to the products or services of the Company, or products or services that the Company has under development or that are the subject of active planning at any time during my employment; provided that this will not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company.  In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert or take away any of the customers, business or prospective customers of the Company or any of its suppliers, and/or (b) solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason.  I acknowledge and agree that if I violate any of the provisions of this Section, the running of the Restricted Period will be extended by the time during which I engage in such violation(s).

9.Government Contracts.  I acknowledge that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  I agree to comply with any such obligations or restrictions upon the direction of the Company.  In addition to the rights assigned under Section 5, I also assign to the Company (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

10.Prior Agreements.  I hereby represent that, except as I have fully disclosed previously in writing to the Company, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company.  I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

11.Remedies Upon Breach.  I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose.  Any breach of this

Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies that may be available, will be entitled to specific performance and other injunctive relief.

12.Publications and Public Statements.  I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company and/or incorporates any Proprietary Information.  To ensure that the Company delivers a consistent message about its products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company in certain securities transactions and other contexts, any statement about the Company which I create, publish or post during my period of employment and for six (6) months thereafter, on any media accessible by the public, including but not limited to electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain.

13.No Employment Obligation.  I understand that this Agreement does not create an obligation on the Company or any other person to continue my employment.  I acknowledge that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, my employment with the Company is at will and therefore may be terminated by the Company or me at any time and for any reason.

14.Survival and Assignment by the Company.  I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of employment.  I further understand that my obligations under this Agreement will continue following the termination of my employment regardless of the manner of such termination and will be binding upon my heirs, executors and administrators.  The Company will have the right to assign this Agreement to its affiliates, successors and assigns.  I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ I may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

15.Disclosure to Future Employers.  I will provide a copy of this Agreement to any prospective employer, partner or co-venturer prior to entering into an employment, partnership or other business relationship with such person or entity.

16.Exit Interview.  If and when I depart from the Company, I may be required to attend an exit interview and sign an “Employee Exit Acknowledgement” to reaffirm my acceptance and acknowledgement of the obligations set forth in this Agreement.  During the Restricted Period following termination of my employment, I will notify the Company of any change in my address and of each subsequent employment or business activity, including the name and address of my employer or other post-Company employment plans and the nature of my activities.

17.Severability.  In case any provisions (or portions thereof) contained in this Agreement will, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If, moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

18.Entire Agreement.  This Agreement constitutes the entire and only agreement between the Company and me respecting the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, between us concerning such subject matter.  No modification, amendment, waiver or termination of this Agreement or of any provision hereof will be binding unless made in writing and signed by an authorized officer of the

Company.  Failure of the Company to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions.  In the event of any inconsistency between this Agreement and any other contract between the Company and me, the provisions of this Agreement will prevail.

19.Interpretation.  This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts.  I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.  As used in this Agreement, “including” means “including but not limited to.”

BY SIGNING BELOW, I CERTIFY THAT I HAVE READ THIS AGREEMENT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	/s/ Melanie Nallicheri (Employee’s full name)

Type or print name:  Melanie Nallicheri

Date:  September 13, 2016

EXHIBIT A

TO:	Foundation Medicine, Inc.
FROM:
DATE:
SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	□	No inventions or improvements
	□	See below:
	□	Additional sheets attached The following is a list of all patents, patent applications and other patent rights that I have invented:
	□	None
	□	See below: